Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Third Quarter 2015 Results

Third Quarter 2015 Highlights

•	Total Segment EBITDA increased 4% to $133 million

•	First of three new formaldehyde sites came online

•	Completed the acquisition of a joint venture partner’s stake in a phenolic specialty resins manufacturing facility in China that came online in the fourth quarter of 2014

•	$30 million structural cost savings program remains on track; realized approximately $16 million of savings in the first nine months of 2015

•
Recently announced the planned retirement of William H. Carter, Executive Vice President and Chief Financial Officer, at the end of the year and the appointment of George F. Knight as Executive Vice President and Chief Financial Officer of the Company effective January 1, 2016

COLUMBUS, Ohio - (November 9, 2015) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the third quarter ended September 30, 2015.

“Strong growth in our specialty epoxy and North American forest product resins businesses drove year-over-year Segment EBITDA gains in the third quarter of 2015, despite continued foreign currency headwinds and lower demand for oil and gas related products,” said Craig O. Morrison, Chairman, President and CEO. “In addition to stable growth, we are pleased to report that we have brought online our new formaldehyde plant in Curitiba, Brazil, and completed the acquisition of a phenolic specialty resins facility in China. These investments complement our existing global footprint and will drive growth in two of our key specialty businesses in 2016 and beyond. Going forward, we remain focused on executing against our strategic growth program and prudently managing our balance sheet.”

Third Quarter 2015 Results
Net Sales. Net sales for the quarter ended September 30, 2015 were $1.07 billion, a decrease of 21% compared with $1.35 billion in the prior year period. The decline in net revenues was primarily driven by the strengthening of the U.S. dollar against most other currencies and lower selling prices from the decline in oil-driven feedstocks, which more than offset gains in several specialty businesses. On a constant currency basis, net sales would have decreased by 12% for the quarter.
Segment EBITDA. For the quarter ended September 30, 2015, Segment EBITDA was $133 million, an increase of 4% compared with $128 million in the prior year period. The increase in Segment EBITDA was primarily driven by strong growth in our specialty epoxy and North American forest products resins businesses. Specialty epoxy resins benefited from positive wind energy demand while our North American forest product resins business benefited from an improvement in the local housing markets, partially offset by weaker oilfield proppants results and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have increased 13% for the quarter.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the third quarter September 30, 2015 and 2014. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$669	$878	$2,026	$2,557
Forest Products Resins	396	469	1,205	1,420
Total	$1,065	$1,347	$3,231	$3,977

Segment EBITDA (2):
Epoxy, Phenolic and Coating Resins	$92	$84	$265	$241
Forest Products Resins	59	63	182	191
Corporate and Other	(18)	(19)	(54)	(61)
Total	$133	$128	$393	$371

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
Starting in the first quarter of 2015, the Company modified the components of Corporate and Other to include the allocation of certain shared service and administrative function costs that were allocated to the reportable segments in prior periods. Accordingly, for comparative purposes, the Company has recasted its Segment EBITDA results to include these costs within Corporate and Other for all prior periods presented.

Liquidity and Capital Resources
At September 30, 2015, Hexion had total debt of approximately $3.9 billion compared to total debt of $3.8 billion at December 31, 2014. In addition, at September 30, 2015, the Company had $562 million in liquidity comprised of $187 million of unrestricted cash and cash equivalents, $337 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $38 million of time drafts and availability under credit facilities at certain international subsidiaries. As adjusted for the completion of the ABL amendment effective November 6, 2015, Hexion’s liquidity would have been $590 million as of September 30, 2015.
Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss third quarter 2015 results on Monday November 9, 2015, at 10:00 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-703-6105
International Participants: 857-244-7304
Participant Passcode: 94405197
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on November 9, 2015. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 36239560. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At September 30, 2015, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its Fixed Charge Coverage Ratio.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2015	2014	2015	2014
Net sales	$1,065	$1,347	$3,231	$3,977
Cost of sales	905	1,188	2,753	3,487
Gross profit	160	159	478	490
Selling, general and administrative expense	71	82	229	269
Business realignment costs	3	6	11	24
Other operating expense, net	12	4	22	7
Operating income	74	67	216	190
Interest expense, net	84	77	245	230
Gain on extinguishment of debt	(14)	—	(14)	—
Other non-operating expense (income), net	—	18	(1)	23
Income (loss) before income tax and earnings from unconsolidated entities	4	(28)	(14)	(63)
Income tax expense	1	2	28	17
Income (loss) before earnings from unconsolidated entities	3	(30)	(42)	(80)
Earnings from unconsolidated entities, net of taxes	4	4	13	14
Net income (loss)	$7	$(26)	$(29)	$(66)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $8 and $16, respectively)	$195	$172
Short-term investments	—	7
Accounts receivable (net of allowance for doubtful accounts of $15 and $14, respectively)	579	591
Inventories:
Finished and in-process goods	258	290
Raw materials and supplies	104	110
Other current assets	68	73
Total current assets	1,204	1,243
Investment in unconsolidated entities	36	48
Deferred income taxes	16	18
Other long-term assets	106	110
Property and equipment:
Land	85	89
Buildings	292	302
Machinery and equipment	2,399	2,419
	2,776	2,810
Less accumulated depreciation	(1,733)	(1,755)
	1,043	1,055
Goodwill	124	119
Other intangible assets, net	69	81
Total assets	$2,598	$2,674
Liabilities and Deficit
Current liabilities:
Accounts payable	$386	$426
Debt payable within one year	75	99
Interest payable	102	82
Income taxes payable	21	12
Accrued payroll and incentive compensation	71	67
Other current liabilities	118	135
Total current liabilities	773	821
Long-term liabilities:
Long-term debt	3,843	3,735
Long-term pension and post employment benefit obligations	252	278
Deferred income taxes	18	19
Other long-term liabilities	164	171
Total liabilities	5,050	5,024
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2015 and December 31, 2014	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	—	73
Accumulated deficit	(2,681)	(2,652)
Total Hexion Inc. shareholder’s deficit	(2,450)	(2,348)
Noncontrolling interest	(2)	(2)
Total deficit	(2,452)	(2,350)
Total liabilities and deficit	$2,598	$2,674

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2015	2014
Cash flows provided by (used in) operating activities
Net loss	$(29)	$(66)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	102	109
Deferred tax expense (benefit)	2	(2)
Gain on step acquisition	(5)	—
Gain on extinguishment of debt	(14)	—
Unrealized foreign currency losses	19	32
Other non-cash adjustments	3	(3)
Net change in assets and liabilities:
Accounts receivable	(30)	(142)
Inventories	14	(92)
Accounts payable	(25)	40
Income taxes payable	10	(4)
Other assets, current and non-current	13	34
Other liabilities, current and long-term	6	(38)
Net cash provided by (used in) operating activities	66	(132)
Cash flows used in investing activities
Capital expenditures	(122)	(133)
Purchase of businesses, net of cash acquired	(7)	(64)
Proceeds from the sale of investments, net	6	(4)
Change in restricted cash	8	(2)
Proceeds from sale of assets	1	—
Disbursement of affiliated loan	—	(50)
Repayment of affiliated loan	—	50
Funds remitted to unconsolidated affiliates, net	—	(2)
Net cash used in investing activities	(114)	(205)
Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	(1)	25
Borrowings of long-term debt	492	213
Repayments of long-term debt	(393)	(174)
Long-term debt and credit facility financing fees	(10)	—
Net cash provided by financing activities	88	64
Effect of exchange rates on cash and cash equivalents	(9)	(5)
Increase (decrease) in cash and cash equivalents	31	(278)
Cash and cash equivalents (unrestricted) at beginning of period	156	379
Cash and cash equivalents (unrestricted) at end of period	$187	$101
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$214	$215
Income taxes, net	12	23
Non-cash investing activities:
Non-cash assumption of debt on step acquisition	$18	$—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET INCOME (LOSS) (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$92	$84	$265	$241
Forest Products Resins	59	63	182	191
Corporate and Other	(18)	(19)	(54)	(61)
Total	$133	$128	$393	$371

Reconciliation:
Items not included in Segment EBITDA:
Business realignment costs	$(3)	$(6)	$(11)	$(24)
Realized and unrealized foreign currency losses	(14)	(17)	(17)	(21)
Other	(4)	(14)	(33)	(36)
Total adjustments	(21)	(37)	(61)	(81)
Interest expense, net	(84)	(77)	(245)	(230)
Gain on extinguishment of debt	14	—	14	—
Income tax expense	(1)	(2)	(28)	(17)
Depreciation and amortization	(34)	(38)	(102)	(109)
Net income (loss)	$7	$(26)	$(29)	$(66)

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (In millions)

September 30, 2015
LTM Period
Net loss	$(187)
Income tax expense	33
Interest expense, net	322
Gain on extinguishment of debt	(14)
Depreciation and amortization	138
EBITDA	292
Adjustments to EBITDA:
Business realignment costs (1)	33
Realized and unrealized foreign currency losses	28
Unrealized loss on pension and postretirement benefits (2)	91
Other (3)	51
Cost reduction programs savings (4)	14
Adjusted EBITDA	$509
Pro forma fixed charges (5)	$312
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.63

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation and realized and unrealized foreign exchange and derivative activity.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at September 30, 2015, as if the 2015 Refinancing Transactions had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of September 30, 2015, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $337 million at September 30, 2015).